Exhibit 99.1

WEBSTER BANK TO ACQUIRE NEW ENGLAND COMMUNITY BANCORP

WATERBURY, Conn., June 30 /PRNewswire/ -- Webster Financial Corporation (Nasdaq:
WBST) today announced that it has reached a definitive agreement to acquire New England Community Bancorp, Inc. (Nasdaq: NECB) in a tax-free, stock-for-stock exchange valued at approximately $220 million. New England Community Bancorp is a Windsor, Conn.-based multi-bank holding company with three subsidiary Connecticut banks, one New Hampshire bank and a mortgage company with offices serving both states.

Based on the terms of the agreement, NECB shareholders will receive 1.06 shares of Webster common stock for each share of NECB they hold. This is equal to $30.08 a share based on Webster's closing price of $28.38 a share on June 29, 1999. Webster expects to record after-tax acquisition related charges of $9.3 million for the transaction.

New England Community Bancorp's banking subsidiaries -- New England Bank, The Equity Bank, Community Bank, and Olde Port Bank and Trust -- are all state-chartered commercial banks with total assets of approximately $800 million, 16 banking offices in Connecticut and two offices in New Hampshire. The New England Community Mortgage Corporation recorded $160 million in loan originations in 1998. Please see accompanying chart for additional details.

With the addition of NECB, Webster will have approximately $10 billion in assets, making it the fifth largest New England based bank.

The purchase price is approximately 2.9 times NECB's book value and 17.7 times estimated 1999 earnings. The acquisition is expected to contribute positively to Webster's earnings per share in the first year. Webster expects to account for the transaction as a pooling of interests.

The definitive agreement, which has been approved by both companies' boards of directors, is subject to approval by regulatory authorities and NECB shareholders, and may require approval by Webster shareholders. Webster expects the transaction to close in the fourth quarter of 1999.

"Our partnership with New England Community Bancorp expands Webster's franchise in Hartford, Litchfield and Tolland Counties and significantly strengthens our business banking presence," said James C. Smith, Webster chairman and chief executive officer. "Customers of NECB's banks in Connecticut will benefit from having greater convenience through our extensive network of branches and ATMs and will enjoy a broader selection of services. At least for the time being, we intend to run Olde Port Bank and Trust in New Hampshire as a separate organization."

David A. Lentini, New England Community Bancorp's chairman and chief executive officer, said, "In today's rapidly changing banking environment, our board of directors acted on the firm belief that a merger with Webster best serves the long-term interests of our shareholders, customers and employees. The merger will enhance our ability to provide financial services, including expanded business banking services as well as trust and investment management services, insurance services, and PC banking. Our institutions share a strong commitment to Connecticut and to New England. Following the merger, our banking customers will be able to transact business at all Webster Bank locations and will benefit from Webster's broad product offerings."

"New England Bank, Equity Bank, Community Bank and Olde Port Bank and Trust customers should continue to bank as they normally do," Smith said. "We will make the transition to Webster simple and convenient for our new customers. "

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"When two banking companies merge in the same market to form a stronger bank, there will inevitably be duplication of duties, resulting in some job eliminations," said John Brennan, Webster's chief financial officer. "While we have not yet finalized the number of overlapping positions, we will do all we can to keep the number of position eliminations to a minimum, as in past mergers. Employees whose positions are eliminated at any of the NECB banks will be given preference for open positions in the rapidly growing Webster organization. Our history demonstrates a pattern of successfully placing most employees affected by our mergers."

Regarding potential branch office consolidation, Brennan said that some offices, either current NECB or Webster locations, would be consolidated because of geographic proximity. "We have not determined the number and locations. Usually where branches are within a mile of each other, we can consolidate the offices without disruption to customers," Brennan said. "It is important to note that New England Community Bancorp customers will have vastly more branches and ATMs following this merger."

Webster Bank was founded in 1935 and is a leading Connecticut-based financial institution. Webster delivers consumer banking, commercial banking, mortgage, insurance, and trust and investment management services to individuals, families and businesses.

Webster Bank has $9.3 billion in assets and operates through a network of 115 banking offices, three commercial banking centers, and 180 ATMs, in addition to telephone banking, video banking and PC banking. Webster has the number one or number two deposit market share in its primary markets of Hartford, New Haven and Litchfield counties.

Webster is also a leading, full-service commercial lender and the second-largest mortgage lender in Connecticut. Webster Trust, the bank's trust and investment management subsidiary, is the second-largest bank trust company based in Connecticut. Webster's insurance subsidiary, Damman Insurance Associates, is one of the largest agencies in the state. Webster's Access National Mortgage subsidiary found at www.discountmortgages.com on the Worldwide Web, originates low-cost mortgages over the Internet for customers across the United States.

For more information on Webster, including past press releases and the latest Annual Report, visit the Webster Bank website at www.websterbank.com.

                          New England Community Bancorp

     Bank         Home          Total      Deposits*    Branches       ATMs
                 Office        Assets*

New England     Windsor, CT    $576        $463          13           18
Bank & Trust                  million     million
Equity Bank     Wethersfield,  $115         $96           1           1
                    CT        million     million

Community Bank  Bristol,       $67          $59           2           2
                    CT      million       million

Olde Port Bank  Portsmouth,    $56          $48           2           2
& Trust             NH       million      million

*As of Dec. 31, 1998

Mortgage Subsidiary
New England Community Mortgage Corp. (Formed in 1998. $160 million in loan originations in first year of operation).

                          Bank Branch Office Locations

New England Bank & Trust   Windsor (2), Canton, East Windsor, Ellington,
                           Enfield, Manchester (2), Somers, South Windsor,
                           Suffield, West Hartford, Vernon

Equity Bank                Wethersfield (single location)

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Community Savings Bank     Bristol, Terryville

Olde Port Bank & Trust     (NH) Portsmouth, Hampton


     "Safe Harbor" Statement under the Private Securities Litigation Reform
         Act of 1995: Statements in this press release regarding Webster
          Financial Corp.'s business which are not historical facts are "forward-looking statements" that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see "Risk Factors" in the Company's Annual Report or Form
                  10-K for the most recently ended fiscal year.